Exhibit 99.2

February 27, 2013

Board of Directors

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

Attn:	Thomas E. Hornish
Perry T. Massie
Roger L. Werner

Gentlemen:

We are pleased to submit this preliminary proposal to acquire Outdoor Channel Holdings, Inc., subject to the terms and conditions discussed below. Based on our knowledge of Outdoor Channel gathered from publicly available information, as well as our experience in the industry, we are prepared to acquire 100% of the outstanding shares of Outdoor Channel stock in an all-cash transaction, at a price of $8.75 per common share. Furthermore, we believe it will be possible to reflect additional value in our proposal once we have completed certain limited confirmatory due diligence on the company. We are confident that, given the opportunity, your stockholders will enthusiastically support our proposal.

As you may be aware, we are affiliated with Mr. E. Stanley Kroenke, the chairman and owner of The Kroenke Group, a private real estate investment and development company with properties located throughout the United States and Canada, as well as one of the leading owners in professional sports. Mr. Kroenke is the owner of the St. Louis Rams of the NFL, the majority owner of the Arsenal Football Club of the EPL, the owner of the Denver Nuggets of the NBA, the owner of the Colorado Avalanche of the NHL and the owner of the Colorado Rapids of the MLS. Mr. Kroenke also owns and operates sports and entertainment venues in Colorado, including the Pepsi Center, Dick’s Sporting Goods Park and the Paramount Theatre. In television operations, Mr. Kroenke owns Altitude Sports & Entertainment, a regional television network based in Denver, Colorado and 50% of World Fishing Network, which operates primarily out of the Altitude network operating center in Centennial, Colorado.

As these investments and experiences demonstrate, we are well positioned to execute on our proposal and complete a transaction with your company. In addition, we and Mr. Kroenke are highly impressed with your company and are eager to partner for a transaction; Mr. Kroenke, in fact, personally owns 1.25 million shares of your common stock.

We believe our proposal constitutes not only an “Alternative Proposal” but also a “Superior Proposal” pursuant to your merger agreement with InterMedia Outdoors Holdings, Inc. Our proposal represents a premium of 16.7% to $7.50, the closing price of a share of the company’s common stock today, February 27, 2013, and a premium of 21.7% to $7.19, the closing price on November 15, 2012 (the last trading day before announcement of the InterMedia transaction).

1000 Chopper Circle, Denver, Colorado 80204     303.405.1100     PepsiCenter.com

W/2069321

February 27, 2013

Our purchase price of $8.75 per share is plainly more favorable, from a financial point of view, to the company’s stockholders than the cash price of $8.00 per share that the company’s stockholders may elect under the merger agreement. Furthermore, we are confident that the same holds true in comparing our purchase price against either (a) the one share of InterMedia common stock into which a share of Outdoor Channel stock may be converted or (b) the $4.46 in cash plus 0.443 portion of a share of InterMedia common stock into which a share of Outdoor Channel stock may be converted. In fact, the analysis of the fairness opinion of Lazard Fréres & Co. LLC, as described in your proxy statement, fully supports our conclusion that our proposal of $8.75 per share in cash is financially more favorable than the blended value of the InterMedia merger consideration.

Put simply, compared to the merger agreement with InterMedia, our all-shares/all-cash proposal provides clear, immediate value for all company stockholders, without imposing a cutback on the amount of cash any single stockholder could receive and without forcing stockholders to retain a stub minority equity security of uncertain value (in a company in which former independent public stockholders are likely to represent less than 21% of the total equity).

Our proposal is subject only to completion of limited confirmatory due diligence (which we are prepared to commence immediately) and execution of a definitive merger agreement; likewise, we will deliver high certainty of closing and see no regulatory impediments to a prompt closing. We anticipate that our merger agreement will be based substantially on your existing merger agreement with InterMedia, although our proposed agreement would be more favorable to the company’s stockholders in two important respects.

First, our proposed merger agreement would not have any uncertainty tied to financing. We are a financially strong company and have the necessary resources to consummate this transaction; while we may seek bank financing, we do not require it and we would not propose to place the risk of such financing on your stockholders. By contrast, as you well know, your merger agreement with InterMedia provides that you are not entitled to seek specific performance to cause InterMedia to close unless, among other conditions, approximately $150 million in new debt financing has been (or will be) funded. Second, unlike your merger agreement with InterMedia, our proposed merger agreement would not cap your ability to seek monetary damages (or specific performance) in the event we were to willfully breach the agreement. These improved terms show our commitment to completing a transaction with your company.

We want to emphasize to the Outdoor Channel board of directors how serious we are about this proposal and how committed we are to a combination of our two companies. We have already engaged Allen & Company LLC as our financial advisor and Wachtell, Lipton, Rosen & Katz as our legal advisor, and they are prepared to begin work immediately to assist us in completing our limited confirmatory due diligence and to finalize an agreed transaction. In light of the stockholder meeting on March 13, 2013 to consider the InterMedia merger agreement, we believe it is in the best interests of all parties to begin discussions immediately, so you and your stockholders will be able to take full advantage of the value represented by our proposal. We (and our advisors) stand fully ready to commit the resources necessary to complete these steps expeditiously, and we are prepared to enter into a confidentiality agreement with you on the terms required by Section 9.3 of your merger agreement with InterMedia.

February 27, 2013

We have great respect for Outdoor Channel and the accomplishments of your management team and employees and are excited by the prospects of building together on your strong foundation. We are confident in our ability to combine successfully our two companies to enhance opportunities for growth, which is why we are able to make this proposal of superior value for your stockholders.

Please note that this letter is not meant to, and does not, create or constitute any legally binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

We are pleased to be able to offer this Superior Proposal to your stockholders. We are confident that our proposal presents a compelling opportunity for both our companies and look forward to your response; due to the short time before the March 13, 2013 stockholder meeting, we would appreciate your response before 5:00 p.m. (New York time) on Friday, March 1, 2013. If you have any questions or would like to clarify any aspect of our proposal, please do not hesitate to call either Paul Gould at Allen & Company, at (212) 339-2283, or Andrew Nussbaum at Wachtell, Lipton, Rosen & Katz, at (212) 403-1269.

Sincerely,

Kroenke Sports & Entertainment, LLC

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President and Chief Executive Officer